Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-213116 on Form S-8 and Registration Statement No. 333-220306 on Form S-3 of our report dated February 26, 2019, relating to the financial statements of Medpace Holdings, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for revenue from contracts with customers in fiscal year 2018), appearing in this Annual Report on Form 10-K of Medpace Holdings, Inc. and subsidiaries for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

February 26, 2019